EXHIBIT 99.1

November 14th, 2003.

Dear Customer:

Las Vegas Sports Consultants is pleased to announce that its sole stockholder, SportsLine.com, Inc., has entered into a definitive agreement for the sale of Las Vegas Sports Consultants to a group of Las Vegas investors with significant experience in the gaming industry. We are pleased to make this announcement as it satisfies our two primary objectives in the sale: to ensure that there were no gaps in service to our customers and that the purchasers would be able to continue to provide our customers with exceptional service.

We have received assurances from the State Gaming Control Board that Las Vegas Sports Consultants may continue operations without interruption pending the licensing approval of the purchasers.

We are equally confident that the investor group will be an asset to Las Vegas Sports Consultants. The group includes Ken White, a respected handicapper and oddsmaker. While Ken is known as one of the best handicappers in the state, he has many years of experience as an oddsmaker, having been employed in various sportsbooks throughout the state. We believe he will be a welcome addition to the current staff. The other investors are Ellen Whittemore, her husband, Jeff Patterson, and David Whittemore. Ellen has represented many casino clients in matters before the State Gaming Control Board and Nevada Gaming Commission and was a former Nevada supervising deputy attorney general for the gaming division. Mr. Whittemore and Mr. Patterson are both very well respected commercial attorneys who have represented casino clients in a number of different business transactions.

It is anticipated that the sale will close on November 24, 2003. The investor group has expressed to us their desire and intent to keep the Las Vegas Sports Consultants team of oddsmakers together to continue to provide you with the best possible real time odds, advice, and consulting services. We are sure that they will continue to work to achieve your full support and to continue to provide you with exceptional service and product.

If you have any questions about the future plans for Las Vegas Sports Consultants, you may call me at (954) 489-4000 extension 7400.

Sincerely,

/s/ Mark Mariani

Mark Mariani

President

675 Grier Drive—Suite 201—Las Vegas, NV 89119—702.361.2911—Fax 702.361.2020—www.lvsc.com